Exhibit 10.2

promissory note

 April 6, 2020

This PROMISSORY NOTE (this “Note”), dated as of April 6, 2020, is made jointly and severally by Carlos Padilla and Isabel Jarrin (collectively, the “Obligors” and each, an “Obligor”) to Cool Holdings, Inc. (“Payee”).  This Note is being executed and delivered pursuant to the terms and conditions of that certain Purchase Agreement dated as of the date hereof by and among the Obligors, OneClick International, LLC, OneClick License, LLC and Verablue Caribbean Group, SRL.

1.Promise to Pay. The Obligors hereby jointly and severally promise to pay to the order of Payee $100,000.00 (the “Principal Amount”), in lawful money of the United States of America (the “Loan”), as hereinafter provided in this Note.

2.Interest.  The Principal Amount outstanding hereunder shall bear interest until such amount is paid, at a rate equal to 6.0% per annum.  The annual interest rate shall be calculated for the actual days elapsed on the basis of a 365-day year.  Interest will begin to accrue 30 calendar days before the first Installment Payment is due as indicated in 4 below.

3.Term. The term of the Loan issued under this Note (the “Term”) shall commence on the date hereof and continue until the earliest of (a) full payment of the six Installment Payments indicated in 4 below, (b) April 6, 2021 (the “Maturity Date”), or (c) the acceleration of the maturity of the Loan pursuant to Section 8 of this Note. For the avoidance of doubt, the occurrence of the Maturity Date and/or repayment or prepayment of the Principal Amount shall not terminate this Note unless all other obligations of the Obligors under this Note have been paid in full and satisfied.

4.Payments. Obligors shall repay the Loan in six equal $16,959.55 monthly installment payments of principal plus accrued interest (each, an “Installment Payment”).  The first Installment Payment shall be due and payable on the date that is 60 calendar days following the date on which all OneClick retail stores located in the Dominican Republic are permitted to reopen by applicable governmental authorities in the Dominical Republic on account of the Covid-19 pandemic, but no later than six months after the Effective Date of the Purchase Agreement.  Each remaining Installment Payment shall be due and payable monthly thereafter.  Notwithstanding the foregoing, on the Maturity Date, all outstanding principal and accrued and unpaid interest due under this Note shall be immediately due and payable in full.  All payments under this Note shall first be applied to accrued and unpaid interest and then to the payment of principal.

5.Method of Payments. Obligors shall make all payments to be made on or pursuant to this Note in lawful money of the United States of America in immediately available funds. If any payment date shall fall on a date which is not a business day, payment may be made on the next succeeding business day.  Obligors shall make all payments electronically according to the following

For Credit to:Cool Holdings, Inc.

4445	Eastgate Mall, Suite 200

San Diego, CA  92121

Bank:Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA  95054

Routing #:121140399

Credit Account #:3301038567

6.No Deductions.  All amounts due hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or shall be grossed up by Obligors for such amounts, and shall not be subject to reduction on account of, or be otherwise affected by, any other circumstances, including any right of set off, counterclaim, recoupment, defense or other right with any Obligor may have against Payee.

7.Prepayments. Obligors may prepay at any time and from time to time all or any portion of the principal sum hereunder without penalty or premium.

8.Events of Default. If the Obligors shall fail to make any payment due to Payee under this Note within 3 days after the same shall become due and payable, whether at maturity, by acceleration or otherwise, it shall constitute an event of default hereunder (an “Event of Default”).

9.Remedies.

a.If an Event of Default exists under Section 8(b) hereof, the entire unpaid principal balance outstanding hereunder shall become due and payable immediately without presentment, demand notice of nonpayment, protest, or other notice of dishonor, all of which are hereby expressly waived by Obligors.

b.If an Event of Default other than an Event of Default under Section 8(b) exists, Payee may, at its option, do any one or more of the following: (i) declare the entire unpaid balance of all or any part of the obligations hereunder immediately due and payable; (ii) reduce any claim to judgment; and (iii) exercise any and all other legal or equitable rights, in equity or otherwise, afforded by this Note or the laws of any applicable jurisdiction.

10.Assignment. This Note may be freely assigned by Payee. The obligations of Obligors under this Note may not be assigned without the prior written consent of Payee.

11.Notices. All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

Obligors:Carlos Padilla and Isabel Jarrin

17405 NW 75PL #210

Miami, FL  33015

Payee:Cool Holdings, Inc.

2001 NW 84th Avenue

Miami, Florida 33122

Attention: Vernon A. LoForti

Email: vern.loforti@coolholdings.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

600 Anton Boulevard, Suite 2000

Costa Mesa, California 92626

Attention: Jason R. Wisniewski, Esq.

Email: wisniewski.jason@dorsey.com

Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required the giving of such notice may be waived in writing by the party entitled to receive such notice.

12.Severability. In any event that any provision of this Note is held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.Successor and Assigns. This Note inures to the benefit of Payee and binds Obligors, and their respective permitted successors and assigns, and the words “Payee” and “Obligors” whenever occurring herein shall be deemed and construed to include such respective successors and permitted assigns.

14.Amendment; Waiver. No amendment of this Note shall be effective unless such amendment is made in a writing executed by the Obligors and Payee. No waiver of any term or condition herein shall constitute a general, further or continuing waiver of such term or condition for future purposes.

15.Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Florida without regard to the principles of conflict of laws.

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IN WITNESS WHEREOF, the Obligors have duly executed this Note on the day and year first above written.

OBLIGORS: /s/ Carlos Padilla Carlos Padilla
/s/ Isabel Jarris
Isabel Jarris

Acknowledged and Agreed:

PAYEE:

COOL HOLDINGS, INC.

By:  /s/ Vernon A. LoForti

Name:  Vernon A. LoForti

Title:  SVP & CFO